As filed with the Securities and Exchange Commission on May 17, 2011

Registration No. 333-64763

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Silverleaf Resorts, Inc.

(Exact name of registrant as specified in its charter)

Texas	75-2259890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1221 River Bend Drive, Suite 120

Dallas, Texas 75247

214-631-1166

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

1997 Stock Option Plan

(Full title of the plan)

Thomas Morris

Chief Executive Officer

Silverleaf Resorts, Inc.

1221 River Bend Drive, Suite 120

Dallas, Texas 75247

214-631-1166

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

Silverleaf Resorts, Inc. (the “Company”) previously registered for offer and sale under the Company’s 1997 Stock Option Plan 1,600,000 shares of its common stock pursuant to the Registration Statement on Form S-8 (File No. 333-64763) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on September 30, 1998.

The Company is seeking to deregister all shares of common stock that remain unsold under the Registration Statement as of the date hereof. On May 16, 2011, pursuant to the Agreement and Plan of Merger, dated February 3, 2011, among SL Resort Holdings Inc. (“Parent”), Resort Merger Sub, Inc. (“Merger Sub”) and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has less than 300 shareholders and no longer has an obligation to keeps its shares of common stock registered. Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all remaining unsold shares of common stock registered pursuant to the Registration Statement which would have otherwise remained available for sale under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Dallas, State of Texas, on May 17, 2011.

SILVERLEAF RESORTS, INC.

By:	/s/ Harry White
Harry White
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J. Richard Budd	Director and Chairman of the Board	May 17, 2011
J. Richard Budd

/s/ Kevin Genda	Director	May 17, 2011
Kevin Genda

/s/ Brett Ingersoll	Director	May 17, 2011
Brett Ingersoll

/s/ Thomas J. Morris	Director, President and Chief Executive Officer (Principal Executive Officer)	May 17, 2011
Thomas J. Morris

/s/ Harry White	Chief Financial Officer (Principal Financial and Accounting Officer)	May 17, 2011
Harry White